UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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CALYPTE BIOMEDICAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

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16290 S. W. Upper Boones Ferry Road
Portland, OR 97224

November 1, 2007

Dear Stockholder:

You are cordially invited to attend Calypte Biomedical Corporation’s 2007 Annual Meeting of Stockholders on Thursday, December 6, 2007. The meeting will begin promptly at 11:00 AM local time at the Embassy Suites Hotel - Portland Washington Square, 9000 S. W. Washington Square Road, Tigard, OR 97223.

The official Notice of Annual Meeting of Stockholders, Proxy Statement, form of proxy, and our 2006 Annual Report on Form 10-KSB are included with this letter. The matters listed in the Notice of Annual Meeting of Stockholders are described in detail in the Proxy Statement, which you are urged to review carefully.

Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to complete, sign and date the enclosed proxy card and return it in the accompanying envelope or vote by telephone or on-line as soon as possible so that your stock may be represented at the meeting.

Sincerely,

/s/ Roger I. Gale
Roger I. Gale
President and CEO

16290 S. W. Upper Boones Ferry Road
Portland, OR 97224

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To be held on December 6, 2007

November 1, 2007

NOTICE IS HEREBY GIVEN that the 2007 Annual Meeting of Stockholders of Calypte Biomedical Corporation (the “Company”) will be held at the Embassy Suites Hotel - Portland Washington Square, 9000 S. W. Washington Square Road, Tigard, OR 97223 on Thursday, December 6, 2007, at 11:00 AM local time, for the following purposes:

1.	To elect six directors of the Company to hold office until the next Annual Meeting of Stockholders or until their successors are elected;

2.
To ratify the appointment by the Audit Committee and the Board of Directors of Odenberg Ullakko Muranishi & Co. LLP as the registered independent public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2007; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record on October 15, 2007 will be eligible to vote at this meeting. Only stockholders of record at the close of business on that date will be entitled to notice of and to vote at the meeting. To ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the envelope provided or to vote via the internet or by telephone. If you attend the meeting, you may vote in person even if you return a proxy.

By order of the Board of Directors,

/s/ Roger I. Gale
Roger I. Gale
President and Chief Executive Officer

YOUR VOTE IS IMPORTANT
Whether or not you plan to attend the meeting, please complete and return the proxy card in the envelope provided, which requires no postage if mailed in the United States, or vote via the internet or by telephone.

16290 S. W. Upper Boones Ferry Road
Portland, OR 97224

PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors (the “Board”) of Calypte Biomedical Corporation (“Calypte” or the “Company”) for the 2007 Annual Meeting of Stockholders (the “Annual Meeting”), and any postponements or adjournments thereof, to be held at the Embassy Suites Hotel - Portland Washington Square, 9000 S. W. Washington Square Road, Tigard, OR 97223, on Thursday, December 6, 2007, at 11:00 AM local time. The telephone number at that address is (503) 644-4000. Every stockholder on the Record Date shall have the right to vote whether in person or by one or more agents authorized by a written proxy signed by the stockholder and filed with the secretary of the Company. The shares represented by the proxies received, properly dated and executed, and not revoked will be voted at the Annual Meeting. A proxy may be revoked at any time before it is exercised by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. This Proxy Statement and the accompanying form of proxy are first being mailed to stockholders of the Company on or about November 1, 2007.

INFORMATION CONCERNING SOLICITATION AND VOTING

The close of business on October 15, 2007 has been fixed as the record date (the “Record Date”) for determining the holders of shares of common stock of the Company, par value $0.03 per share, (“Common Stock”) entitled to notice of and to vote at the Annual Meeting. At October 15, 2007, the Company had 342,405,393 shares of Common Stock outstanding and entitled to vote at the Annual Meeting. The holders of a majority of voting power of the Common Stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum at the Annual Meeting except as otherwise provided by statute. Each holder of Common Stock on the Record Date is entitled to one vote for each share of Common Stock held by such stockholder, and stockholders shall not be entitled to cumulate their votes in the election of directors or with respect to any matter submitted to a vote of the stockholders.

Shares represented by proxies that reflect abstentions or broker non-votes will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Directors will be elected by a favorable vote of a plurality of the shares of voting stock present and entitled to vote, in person or by proxy, at the Annual Meeting. Accordingly, abstentions or broker non-votes as to the election of directors will not affect the election of the candidates receiving the plurality of votes. The other proposal to come before the Annual Meeting requires the approval of a majority of the shares of stock having voting power present. Abstentions as to the proposal will have the same effect as votes against such proposal. Broker non-votes, however, will be treated as not voted for purposes of determining approval of such proposal and will not be counted as votes for or against such proposal.

The shares represented by all valid proxies received will be voted in the manner specified on the proxies. Where specific choices are not indicated, the shares represented by all valid proxies received will be voted: (1) for the nominees for director named in the Proxy Statement; and (2) for ratification of the appointment of Odenberg Ullakko Muranishi & Co. LLP, as the Company’s registered independent public accounting firm for the year ending December 31, 2007.

Should any matter not described above be acted upon at the meeting, the persons named in the proxy form will vote in accordance with their judgment.

All costs of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, solicitations may be made by certain directors, officers and other employees of the Company by personal interview, telephone or facsimile. No additional compensation will be paid for such solicitation. The Company may also, at its discretion, retain the services of a paid solicitor to solicit proxies. If the Company retains a solicitor, it is anticipated that the cost will be approximately $10,000 and will be paid by the Company. The Company will request brokers and nominees who hold stock in their names to furnish proxy material to beneficial owners of the shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation material to such beneficial owners.

ELECTION OF DIRECTORS
(Proposal 1)

At the Annual Meeting, six directors are to be elected to hold office until the 2008 Annual Meeting or until their successors are elected. Each director, including a director elected or appointed to fill a vacancy, shall hold office until the expiration of the term for which elected and until a successor has been elected or appointed and qualified. There are no family relationships among any of our directors or executive officers. The nominees listed below are all now Calypte directors. The Board knows of no reason why any nominee may be unable or unwilling to serve as a director. If any nominee is unable or unwilling to serve, the shares represented by all valid proxies will be voted for the election of such other person as the Board may recommend. The nominees receiving the highest number of affirmative votes will be elected to the Board.

Following is a list of our Directors and Executive Officers as of November 1, 2007.

Name	Age	Calypte Position; Principal Occupation	Director Since
Roger I. Gale	55	Chairman, President and Chief Executive Officer; Calypte Biomedical Corporation	11/04
John J. DiPietro	49	Director; Chief Financial Officer, Chronix Biomedical, Inc.	10/99
Paul E. Freiman	73	Director; President and Chief Executive Officer, Neurobiological Technologies, Inc.	12/97
Adel Karas	63	Director, Regional Director, World Agency of Planetary Monitoring & Earthquake Risk Reduction	5/07
Julius R. Krevans, M.D.	83	Director; Retired Chancellor Emeritus, Director of International Medical Services, University of California, San Francisco	3/95
Maxim A. Soulimov	35	Director; Director of Legal Affairs, Global Corporate Ventures, Limited	4/04
Richard D. Brounstein	57	Executive Vice President, Calypte Biomedical Corporation	N/A
Ronald W. Mink	54	Chief Science Officer, Calypte Biomedical Corporation	N/A
Jerrold D. Dotson	54	Vice President, Finance and Administration and Secretary, Calypte Biomedical Corporation	N/A
J. Daniel Clark	61	Vice President, Sales and Marketing, Calypte Biomedical Corporation

Roger I. Gale was appointed to Calypte’s Board of Directors and elected its Chairman in November 2004. On May 2, 2006, the Board of Directors appointed him as President and Chief Executive Officer, effective immediately. Mr. Gale had been serving in that capacity on an interim basis since October 2005. Mr. Gale served from October 2001 until May 2006 as Executive Chairman of the Board of Directors of Wavecrest Group Enterprises Limited, a United Kingdom-based communications service provider. He is also a founder and director of Starnorth Limited, a communications and media consultancy. From 1999 to 2001, he was Chairman and co-founder of End2End Wireless Limited, a UK wireless access services provider. He has previously held senior positions with the Asian Development Bank (ADB, Manila) and the International Finance Corporation (IFC), the private sector arm of the World Bank in Washington, D.C. Mr. Gale has also lectured in economics at the University of New England (Australia) and Lincoln College (New Zealand). He serves as a Director and a member of the Audit Committee of Mechel Steel Group, (NYSE: MTL). Mr. Gale holds a Master of Economics degree from the University of New England, Australia, and a Higher National Diploma from the Royal Agricultural College, Cirencester, Gloucestershire, England. Mr. Gale is one of two Directors appointed to Calypte’s Board pursuant to an August 2003 agreement between Calypte and Marr Technologies BV (“Marr”). Marr is currently our largest stockholder, holding approximately 19% of our outstanding common stock.

John J. DiPietro was elected to Calypte’s Board of Directors in October 1999. Since September 2002, he has served as the Chief Financial Officer of Chronix Biomedical Inc, a private biotechnology company. Mr. DiPietro was a member of the Board of Chronix Biomedical from February 2003 through July 2006. From September 1999 to September 2002 he was the Chief Financial Officer and Vice President-Finance and Administration of Tripath Technology, Inc., a semi-conductor manufacturing company. He served as Calypte’s Chief Operating Officer, Vice President of Finance, Chief Financial Officer and Secretary from December 1997 through September 1999. From October 1995 until December 1997, he served as Calypte’s Vice President of Finance, Chief Financial Officer and Secretary. He is a Certified Public Accountant and received his M.B.A. from the University of Chicago, Graduate School of Business and a B.S. in Accounting from Lehigh University.

Paul E. Freiman has served as a member of Calypte’s Board of Directors since December 1997. He has served as the President and Chief Executive Officer of Neurobiological Technologies, Inc. since May 1997. In 1995, Mr. Freiman retired from his position as Chairman and Chief Executive Officer of Syntex Corporation, a pharmaceutical company. Mr. Freiman is currently serving on the board of Penwest Pharmaceuticals Inc. and Neurobiological Technologies, Inc. and several private biotechnology companies. He has been chairman of the Pharmaceutical Manufacturers Association of America (PhARMA) and has also chaired a number of key PhARMA committees. Mr. Freiman is also an advisor to Burrill & Co., a San Francisco merchant bank.

Adel Karas was appointed to our Board of Directors in May 2007. Since December 2005 Mr. Karas has worked as the Regional Director (Asia, Africa & Middle East) for the World Agency of Planetary Monitoring & Earthquake Risk Reduction (WAPMERR) based in Dubai, United Arab Emirates (UAE).  WAPMERR is involved with disaster management and risk assessments. Prior to his involvement with WAPMERR, in 2003 Mr. Karas co-founded and served as Managing Director of Strategic Energy Investment Group in Dubai. He started this group following his retirement from Petroleum Geo-Services (PGS) in Houston, Texas where he served as Senior Vice President of Business Development for two years before moving to Dubai where he set up and, for the next eight years, served as President of PGS for the Middle East Region.  Mr. Karas served, as well, as the executive vice president for Grant Tensor Geophysical in Houston-Texas and as the president of Tensor Geophysical in Egypt. Mr. Karas attended AinShams University, University of Texas and University of Houston. He holds degrees in Geophysics and Operations Research as well as a Masters Degree in electrical engineering and an MBA.

Julius R. Krevans, M.D. has served on Calypte’s Board of Directors since March 1995. Dr. Krevans served as Chancellor Emeritus and Director of International Medical Care at University of California at San Francisco from 1993 until his retirement in June 2002. Dr. Krevans received his M.D. from New York University, College of Medicine and completed a residency in Medicine at Johns Hopkins University School of Medicine.

Maxim A. Soulimov was appointed to Calypte’s Board of Directors in April 2004. Since November 2002, Mr. Soulimov has served as Director of Legal Affairs of Global Corporate Ventures Limited (“GCVL”) of London, a company providing consultancy services to a variety of private investors including Marr and its affiliates. From April 2000 through October 2002, Mr. Soulimov served as in-house legal counsel for Lukoil Europe Limited and Lukoil Europe Holdings Limited, private companies involved in the management of all Lukoil downstream companies outside the Russian Federation. From September 1997 to April 2000, Mr. Soulimov served as Trainee and then as Assistant Solicitor in the London firm of Norton Rose Solicitors. Mr. Soulimov holds a Degree in Modern Languages from Tver State University in Russia and an LLB Law degree from University of Hertfordshire in the United Kingdom. Mr. Soulimov is one of two Directors appointed to Calypte’s Board pursuant to an August 2003 agreement between Calypte and Marr.

Richard D. Brounstein served as Executive Vice President and Chief Financial Officer since joining Calypte in December 2001 through October 2005. Since October 2005, he has served as Executive Vice President. He served as a financial consultant and interim CFO from July 2001 until joining the Company in December 2001. He served as a member of the Board of Directors from December 2001 until May 2003, when he did not stand for re-election.  Prior to joining Calypte, Mr. Brounstein served as Chief Financial Officer for Certicom Corporation, a mobile and wireless software security company from 2000 to 2001.  From 1997 to 2000, Mr. Brounstein served as Chief Financial Officer for VidaMed, Inc., a growth-stage medical device company.  Mr. Brounstein is a CPA; he received both his MBA in Finance and his BA in Accounting from Michigan State University.

Ronald W. Mink, Ph.D. has served as Calypte’s Chief Science Officer since July 2005. Prior to his appointment as Chief Science Officer, Dr. Mink had served as Calypte’s Director of R&D since joining the Company in April 2003. From February 2001 to April 2003, he was a consultant to Calypte for rapid test development. Prior to working with Calypte, he was the Director of Research and Development at OraSure Technologies, Inc. (NASDAQ: OSUR). At OraSure, Dr. Mink was the inventor of the OraQuick® HIV-1/2 rapid test (U.S. Patents 6,303,081 and 7,192,555), and directed the OraQuick research and development effort from concept through its initial international product launch. Dr. Mink received his Ph.D. and Master of Science degrees in Microbiology from the University of Illinois at Urbana-Champaign, and received his B.S. degree in Microbiology from Ohio State University.

Jerrold D. Dotson has served as Calypte’s Vice President, Finance and Administration (principal financial and accounting officer) since February 1, 2007. Mr. Dotson has served as the Company’s Corporate Secretary since 2001. Mr. Dotson also served as the Company’s Director of Finance from January 2000 through July 2005 and was a financial consultant to the Company from August 2005 through January 2007. Prior to joining Calypte, from 1988 through 1999, Mr. Dotson worked in various financial management positions, including Chief Financial Officer, for California & Hawaiian Sugar Company. Mr. Dotson is a CPA and received his BS degree in Business Administration with a concentration in accounting from Abilene Christian College.

J. Daniel Clark joined Calypte as Vice President Sales and Marketing in August 2007. Mr. Clark's background includes over 35 years in general management and sales and marketing in the healthcare industry, with an emphasis on technology licensing and international distribution. From 1999 until joining Calypte, Mr. Clark was a consultant to private start-up and early stage medical device companies. From 1991 to 1999, Mr. Clark was the co-founder, Chairman and CEO of MagneVu, a private medical device company. Prior to MagneVu, Mr. Clark held several CEO and senior management positions within the medical device industry, including 12 years with Johnson & Johnson's Technicare division, where he was Vice President of Customer Relations. Mr. Clark received his Bachelor of Science and Master of Arts degrees in communications from Eastern New Mexico University.

Approval Required

Approval of Proposal 1 requires the affirmative vote of a plurality of the outstanding shares of Common Stock of the Company represented and voting at the Annual Meeting.

The Board unanimously recommends a vote FOR the election of all named nominees. Proxies solicited by the Board will be so voted unless stockholders specify a different choice in their proxies.

THE BOARD OF DIRECTORS AND COMMITTEES

Our Board of Directors directs the management of our business and affairs as provided by Delaware law and conducts its business through meetings of the full board of directors and three standing committees: the Audit Committee, the Compensation Committee and the Nominating Committee. The charter for each of these committees is available on our website at www.calypte.com. From time to time when necessary, the Board may establish other committees under its direction to address specific issues. The Board of Directors met 12 times and acted by unanimous written consent twice during 2006. During 2006, the Audit Committee met 5 times and the Compensation Committee met once and acted twice by unanimous written consent; the Nominating Committee did not meet during 2006. All directors attended at least 75% of the aggregate number of meetings of the Board and the standing committees on which they served in 2006 with the exception of Mr. Freiman, who attended an aggregate of 73% (16 of 22) of the meetings of the Board of Directors and committees during 2006.

The Audit Committee currently includes three independent Directors, Mr. Freiman as Chairman, Mr. DiPietro and Dr. Krevans. As described in its Charter, the duties and responsibilities of the Audit Committee include recommending to the Board of Directors the appointment or termination of the engagement of our independent registered public accounting form, otherwise overseeing the independent auditor relationship, reviewing our significant accounting policies and internal controls and reporting its recommendations and findings to the full Board of Directors. The Board has determined that Messrs. Freiman and DiPietro are Audit Committee financial experts as defined by Item 401(e) of Regulation S-B of the Securities Exchange Act of 1934 (the “Exchange Act”) and that all of the members of the Audit Committee are independent within the meeting of Item 7(d)(3)(iv) of Schedule 14A of the Exchange Act.

The Compensation Committee currently includes Dr. Krevans as Chairman and Mr. Freiman. As described in its Charter, the Compensation Committee reviews and approves the compensation of our Chief Executive Officer and other executive officers, recommends to the Board the compensation of members of the Board and administers our incentive compensation and other benefit plans.

The Nominating Committee currently includes Mr. Freiman as Chairman, Dr. Krevans and Mr. Karas, who was added to the Committee in September 2007. As described in its Charter, the Nominating Committee assists the Board in fulfilling its oversight responsibilities relating to our corporate governance matters, including the determination of the independence status of current and prospective Board members, periodic evaluation of the Board of Directors, its committees and individual directors, and the identification and selection of director nominees.

The Nominating Committee will consider candidates nominated by stockholders in accordance with the procedures set forth in our by-laws. Under our by-laws, nominations other than those made by the Board of Directors or the Nominating Committee must be made pursuant to timely notice in proper written form to our Secretary. To be timely, a stockholder’s request to nominate a person for election to the Board at an annual meeting of stockholders, together with the written consent of such person to serve as a Director, must be received by our Secretary not less than 120 days prior to the anniversary of the annual meeting of stockholders held in the previous year. To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination.

DIRECTOR COMPENSATION

We have no compensation arrangements with our directors. We have not paid cash compensation for service on the Board or Board Committees to any of our non-employee Directors since 2002. We reimburse Directors for their out-of-pocket travel expenses associated with their attendance at Board and committee meetings.

In connection with their service as members of our Board of Directors, at December 31, 2006, Mr. Gale and Mr. Soulimov each had options outstanding to purchase 200,000 shares of our common stock and Mr. DiPietro, Mr. Freiman and Dr. Krevans had options outstanding to purchase 307,734, 308,234 and 307,834 shares, respectively. All of the options are fully exercisable, with exercise prices ranging from $0.32 to $120.00 per share. We did not grant any options or other equity incentive awards to Mr. Karas in connection with his appointment to the Board in May 2007.

The Compensation Committee of the Board recommends and the Board approves the number of non-qualified options to purchase shares of our common stock or other equity incentive awards that will be granted each year to newly-elected and re-elected directors. We have not granted any awards to our Directors in 2007 from the 2005 Director Incentive Plan or any other benefit plan through October 15, 2007.

EXECUTIVE COMPENSATION

The following table sets forth compensation we awarded or paid to persons who served as our Chief Executive Officer and as our other most highly compensated executive officers in 2006 (collectively, the “Named Executive Officers”) for the years ended December 31, 2006 and 2005.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)	Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation		Total ($)
(a)	(b)	(c)		(d)	(e)		(f)(1)		(g)	(h)	(i)(2)		(j)

Roger I. Gale, Chief Executive Officer, President and Chairman of the Board (3)	2006	$264,167	(4)	$-	$265,000	(5)	$-		$-	$-	$37,537	(6)	$566,704
	2005	$-		$-	$45,000	(5)	$359,185	(7)	$-	$-	$-		$404,185

Richard D. Brounstein, Executive Vice President, former Chief Financial Officer through September 2005 (8)	2006	$204,800		$-	$-		$-		$-	$-	$-		$204,800
	2005	$204,800		$-	$-		$-		$-	$-	$200,000	(9)	$404,800

Theodore R. Gwin, Chief Financial Officer (10)	2006	$200,000		$-	$-		$-		$-	$-	$-		$200,000
	2005	$116,154		$-	$-		$101,900	(11)	$-	$-	$-		$218,054

(1)
The assumptions used to derive the fair value of the stock option awards noted in this column are discussed in Footnote 2 to the Consolidated Financial Statements, which are included on pages F-1 - F-41 of our Form 10-KSB for the year ended December 31, 2006.

(2)	Does not include the value of perquisites and other personal benefits that do not aggregate at least $10,000 in each fiscal year for each Named Executive Officer.

(3)
Mr. Gale has served as Chairman of the Board since his appointment to the Board in November 2004. Effective as of October 3, 2005, Mr. Gale served as interim Chief Executive Officer and, as of September 26, 2006, as President and Chief Executive Officer.

(4)	Salary 2006: This amount represents $264,167 due to Mr. Gale, $105,000 of which was been paid to Mr. Gale during 2006, and $159,167 which was accrued, but not paid.

(5)
2006: This represents the dollar amount recognized for financial statement reporting purposes with respect to the 2005 and 2006 fiscal years of 311,736 shares of our of common stock issued in lieu of $60,000 of cash compensation, $45,000 of which had been accrued in 2005 and $15,000 of which had been accrued in 2006, in accordance with SFAS 123R. This also represents $250,000 recognized for financial statement reporting purposes with respect to the 2006 fiscal year of 1,000,000 shares of our common stock issued to Mr. Gale.

2005: This represents the dollar amount recognized for financial statement reporting purposes with respect to the 2005 fiscal year of shares of our common stock which were issued in lieu of $45,000 of cash compensation which had been accrued in the 2005 fiscal year.

(6)
2006: We paid, on Mr. Gale’s behalf, $24,310 for relocation expenses incurred in his move from Great Britain to Lake Oswego, Oregon. This amount also represents $10,442 accrued, but not paid, for Mr. Gale’s housing allowance and $2,785 accrued, but not paid, for Mr. Gale’s automobile allowance.

(7)
2005: This represents the fair value of a fully-vested option to purchase 200,000 shares at an exercise price of $0.31 per share, the market price of the Company’s common stock on the January 6, 2005 grant date, which was granted to Mr. Gale for his service as a member of the Board pursuant to the Company’s 1995 Director Option Plan. This also represents the fair value of a fully vested option to purchase 850,000 shares at an exercise price of $0.35 per share, the market price of the Company’s common stock on the February 9, 2005 date of grant.

(8)
Mr. Brounstein served as Executive Vice President and Chief Financial Officer since joining the Company in December 2001 through September 2005. He has served as Executive Vice President since October 2005.

(9)
This represents the dollar amount recognized for financial statement reporting purposes with respect to the 2005 fiscal year that became due to Mr. Brounstein upon the constructive termination of his employment agreement on June 30, 2005. As of December 31, 2006, this amount has been accrued but not paid.

(10)	Mr. Gwin served as Chief Financial Officer from October 2005 until he left the Company in January 2007. He joined the Company as Controller in April 2005.

(11)
This amount represents the fair value of an option to purchase 200,000 shares at an exercise price of $0.21 per share, the market price of our common stock on the April 26, 2005 grant date and an option to purchase 300,000 shares at an exercise price of $0.20 per share, the market price of our common stock on the October 6, 2005 grant date. Each option was granted under the terms of our 2004 Incentive Plan. Approximately one-half of the April 2005 option has vested. The October 2005 options are completely vested.

.

Employment Agreements
Roger Gale

Consulting Contract. On February 9, 2005, we entered into a consulting contract with Mr. Gale pursuant to which Mr. Gale provided certain strategic and advisory services to us through July 31, 2005 (the “Consulting Contract”). Pursuant to the terms of the Consulting Contract, we granted Mr. Gale immediately exercisable options to purchase 850,000 shares of our common stock at an exercise price of $0.35 per share, which was the market price of our common stock on the date the option was granted. The options have a term of ten years and were granted pursuant to the 2004 Incentive Plan.

Interim CEO Agreement. Effective as of October 3, 2005, we entered into an agreement with Mr. Gale (the “Interim CEO Agreement”) pursuant to which Mr. Gale was engaged as interim Chief Executive Officer. Under the terms of the Interim CEO Agreement, Mr. Gale was to receive cash compensation of $15,000 per month, beginning October 3, 2005 and was awarded 1,000,000 shares of our common stock pursuant to the 2004 Incentive Plan. As of June 1, 2006, Mr. Gale’s cash compensation was increased to $350,000 per annum.

Employment Agreement. Effective as of September 26, 2006, we entered into an employment agreement with Mr. Gale (the “Employment Agreement”), pursuant to which Mr. Gale was employed as President and Chief Executive Officer for a two year term. The Employment Agreement will automatically renew for one-year terms, unless otherwise terminated. The Employment Agreement provides for an annual base salary of $350,000, housing and automobile allowances of $3,000 and $800 per month, respectively, personal travel allowance of $15,000 per year and certain other cash allowances and reimbursements relating to relocation, repatriation and U.S. tax advice; an award of 2,000,000 shares of our common stock and an award of 2,500,000 shares of restricted stock units which will vest 50% on June 30, 2007 and 50% on January 2, 2008. Beginning in the calendar year 2007, Mr. Gale is entitled to receive an annual performance-based bonus of up to 50% of his annual base salary, payable in cash, equity or a combination of the two. All entitlements under the agreement cease upon termination for “cause” by the Company, termination without cause by Mr. Gale and Mr. Gale’s death or disability. Termination for “cause” is defined as personal dishonesty, incompetence, failure to adequately perform duties, willful misconduct, breach of fiduciary duty involving personal profit, willful violation of any law, rule or regulation, conviction of a felony or any material breach of the agreement. If the agreement is terminated for any other reason, including, without limitation, termination without cause by the Company, termination due to change of control of the Company and constructive termination, Mr. Gale will be entitled to receive an amount equal to his base salary for a 12-month period, payable in 12 equal monthly installments.

Richard Brounstein

Employment Agreement. In January 2003, we entered into a twelve month employment agreement with Mr. Brounstein, with automatic renewal options, that included a base salary of $200,000 and fully vested options to purchase 108,333 shares of our common stock at $0.32 per share on May 29, 2003. All entitlements under the agreement cease upon termination for “cause” by the Company or termination without cause by Mr. Brounstein or Mr. Brounstein’s disability for a period exceeding 3 months in aggregate. Should the agreement terminate upon Mr. Brounsteins’s death, we must pay his estate an amount equal to his base salary for a 3-month period. Termination for “cause” is defined as personal dishonesty, incompetence, failure to adequately perform duties, willful misconduct, excessive absenteeism, breach of fiduciary duty involving personal profit, willful violation of any law, rule or regulation, conviction of a felony or any material breach of the agreement. If the agreement is terminated for any other reason, including, without limitation, termination without cause by the Company, termination due to change of control of the Company and constructive termination, Mr. Brounstein is entitled to receive an amount equal to his base salary for a 12-month period and continuation of his medical insurance coverage for a 12-month period. In conjunction with the August 2005 relocation of our headquarters to Lake Oswego, Oregon, Mr. Brounstein’s employment was constructively terminated.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning stock options granted to the Named Executive Officers that are outstanding at December 31, 2006.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($0)	Option Expiration Date	Market Value of Shares or Units of Stock That Have Not Yet Vested ($)
(a)	(b)		(c)		(e)	(f)	(h)(1)

Roger I Gale	200,000		-		$0.31	1/6/2015	$-
	850,000		-		$0.35	2/9/2015	$-

Richard D. Brounstein	24,038		-		$0.01	5/29/2013	$-
	83,333		-		$0.32	5/29/2013	$-
	25,000		-		$0.32	5/29/2013	$-
	625,000		-		$0.32	5/29/2013	$-
	1,500,000		-		$0.585	6/22/2014	$-

Theodore R. Gwin	111,112	(2)	88,888	(2)	$0.21	4/26/2015	$6,400
	300,000		-		$0.20	10/6/2015	$-

(1) based on the market price of our common stock of $0.072 per share on December 29, 2006
(2) represents an option granted to Mr. Gwin on April 26, 2005 to purchase 200,000 shares of the Company’s common stock. The option vests ratably over a 36-month vesting period, with 33,333 shares cliff vested on the sixth-month anniversary of the date of grant.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2006, the Compensation Committee consisted of Dr. Julius Krevans and Mr. Paul Freiman, each of whom is a non-employee director. Neither member of the Compensation Committee has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

REPORT OF AUDIT COMMITTEE

The following report of the Audit Committee of the Board shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing by the Company under either the Securities Act of 1933, as amended, or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference. The following report shall not otherwise be deemed filed under such Acts.

The role of the Audit Committee (the “Audit Committee”) is to assist the Board in fulfilling its responsibilities for the oversight of our financial reporting process and internal controls, our compliance with legal and regulatory requirements, and for monitoring the qualifications, performance, and independence of our independent registered public accounting firm. The Audit Committee operates pursuant to the Audit Committee Charter that was last reviewed and approved by the Board on September 10, 2007. Throughout 2006 and to-date in 2007, the Audit Committee has consisted of: Paul E. Freiman (Chairman), John J. DiPietro and Julius R. Krevans, M.D. Each Audit Committee member is financially literate under Securities and Exchange Commission regulations, and the Board has determined that Mr. Freiman and Mr. DiPietro also are “audit committee financial experts” as defined by the Securities and Exchange Commission. All members of the Audit Committee also meet the audit committee independence requirements under Securities and Exchange Commission rules.

Our Management is responsible for the preparation, presentation and integrity of our financial statements, our accounting and financial reporting principles and internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for auditing our financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and expressing an opinion as to their conformity with U.S. generally accepted accounting principles (“GAAP”).

In performing its oversight function, the Committee met and held discussions with management and Odenberg Ullakko Muranishi & Co. LLP, the Company’s independent registered public accounting firm. Management represented to the Committee that our audited consolidated financial statements for the year ended December 31, 2006 were prepared in accordance with GAAP, and the Committee reviewed and discussed the consolidated financial statements for the year ended December 31, 2006 with management and with OUM. The Committee also discussed with Odenberg Ullakko Muranishi & Co. LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Codification of Statements on Auditing Standards, as modified or supplemented.

In addition, the Committee discussed with Odenberg Ullakko Muranishi & Co. LLP their independence from the Company and our management, and Odenberg Ullakko Muranishi & Co. LLP provided to the Committee the written disclosures and letter required from the independent registered public accounting firm by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, as modified or supplemented.

In compliance with applicable Securities and Exchange Commission rules, the Audit Committee has adopted procedures for Audit Committee approval of audit and non-audit services which may be performed by our independent registered public accounting firm. Under these procedures, the Audit Committee pre-approves or has delegated to the Chairman of the Audit Committee authority to pre-approve all audit and non-prohibited, non-audit services performed by the independent auditor to assure that such services do not impair the auditor’s independence. Any additional proposed services or costs exceeding pre-approved amounts require additional pre-approval as described above.

The Audit Committee discussed with Odenberg Ullakko Muranishi & Co. LLP the overall scope and plans for their audit. The Audit Committee met with Odenberg Ullakko Muranishi & Co. LLP, both with and without management present, to discuss the results of Odenberg Ullakko Muranishi & Co. LLP’s examination, its evaluations of our internal controls, and the overall quality of our financial reporting.

The members of the Audit Committee are not professionally engaged in the practice of auditing and therefore rely without independent verification on the information provided to them and on the representations made by management and the report of the independent registered public accounting firm. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s reviews and discussions referred to above do not assure that the audit of our financial statements has been carried out in accordance with GAAP, that the financial statements are presented in accordance with GAAP or that our auditors are in fact “independent.” The Audit Committee’s responsibility is to monitor and review these processes, acting in an oversight capacity, and the Audit Committee does not certify the financial statements, internal control over financial reporting or guarantee the independent registered public accounting firm’s reports.

Based upon the reports and discussions described in this report, and subject to the limitations on the role and responsibilities of the Audit Committee referred to above and in the Audit Committee Charter, the Committee recommended to the Board of Directors that our audited financial statements be included in the our Annual Report on Form 10-KSB for the year ended December 31, 2006 for filing with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE OF THE BOARD
Paul E. Freiman, Chairman
John J. DiPietro
Julius R. Krevans, M.D.

October 10, 2007

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

Odenberg Ullakko Muranishi & Co. LLP is the registered independent accounting firm that audited our financial statements for the years ended December 31, 2006 and 2005. The Audit Committee first engaged Odenberg Ullakko Muranishi & Co. LLP in December 2003. OUM performed audit and review services for 2005 and 2006. The aggregate fees billed during 2006 and 2005 for each of the following categories of services are set forth below:

	2006	2005
Audit fees	$ 176,882	$ 211,242
Audit-related fees	-	-
Tax fees	-	-
All other fees	-	-

“Audit fees” include fees invoiced in 2006 and 2005 for the audits of our annual financial statements for 2006 and 2005; fees for the quarterly review of the statements for the quarters ended March 31, June 30, and September 30, 2006 and 2005, as well as fees for consultation regarding accounting issues and their impact on or presentation in our financial statements; and fees for the review of registration statements and the issuance of related consents. Odenberg Ullakko Muranishi & Co. LLP did not provide any “Audit-related services” to us. “Tax fees” include tax planning and the preparation of our tax returns. Odenberg Ullakko Muranishi & Co. LLP does not provide any tax or financial information systems design or implementation services to us.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We entered into a Credit Facility Agreement with Marr in April 2005 that has subsequently been amended. At March 29, 2007, we had an aggregate of $4,450,000 of promissory notes outstanding to Marr under the amended 2005 Credit Facility. Each promissory note issued under the 2005 Credit Facility was originally payable in full on April 3, 2007. On March 28, 2007, we entered into an agreement with Marr to extend the due dates of the promissory notes issued prior to February 23, 2007 from April 3, 2007 until April 3, 2009 and, in consideration for this extension, we lowered the exercise price of the warrants to purchase our common stock held by Marr.

In December 2005, we entered into an Equity Transfer Agreement with Marr Asia, an affiliate of Marr. Under the terms of the Equity Transfer Agreement, we acquired from Marr Asia a 51% equity interest in Beijing Marr. The Equity Transfer Agreement became effective on January 18, 2006, the date it was approved by the Huairou County Commerce Bureau. Pursuant to the Equity Transfer Agreement, we will contribute $1,836,000 to the registered capital of Beijing Marr and Marr Asia will contribute USD $1,764,000. At March 29, 2007, we have contributed $1,312,800 and Marr Asia has contributed $1,254,000 of our respective capital contributions. The business purpose of Beijing Marr is to pursue the manufacture, distribution, marketing and sale of our rapid test products in China.

On November 10 and November 30, 2006, we issued 8% promissory notes to Roger I. Gale, our Chief Executive Officer, in the face amount of $6,300 and $40,000, respectively, for loans Mr. Gale made to us. The notes are due six months from their date of issuance, on May 10, 2007 and May 31, 2007, respectively. Interest is payable in cash at maturity. On February 6, 2007, we issued an additional 8% promissory note in the face amount of $50,000 to Mr. Gale for an additional loan made to us by Mr. Gale. This note is payable in full on March 31, 2007. On November 15, 2006, we entered into a letter agreement with Mr. Gale under which he advanced $100,000 to us as an investment in a prospective equity financing that we had not completed at December 31, 2006. On March 28, 2007, when the price of our common stock was $0.063 per share, we recognized Mr. Gale’s $100,000 advance as participation in the March 2007 private placement on the same terms and conditions granted to the primary investors. Additionally, on that date Mr. Gale cancelled our obligation to repay our November 30, 2006 and February 6, 2007 promissory notes, aggregating $90,000, and other unpaid amounts due him under his Interim CEO Agreement and his Employment Agreement, aggregating $238,275, in return for his participation in those amounts in the March 2007 private placement on the same terms and conditions granted to the primary investors. As a result, we issued 8,271,870 shares of our common stock to Mr. Gale. We used the proceeds of the 8% promissory notes issued to Mr. Gale and the funds received in November 2006 from Mr. Gale for general corporate purposes.

On March 28, 2007, when the price of our common stock was $0.063 per share, Mr. Brounstein cancelled our obligation to pay to him $200,000 owed to him as a result of his constructive termination under the terms of his Employment Agreement in return for his participation in that amount in the March 2007 private placement on the same terms and conditions granted to the primary investors. As a result, we issued 3,846,154 shares of our common stock to Mr. Brounstein.

STOCK PERFORMANCE CHART

The graph below compares the cumulative total stockholder return on our Common Stock assuming an initial investment on December 31, 2001. Our return is shown with the cumulative total return of the AMEX Market Value (U.S.) Index, and the AMEX Health Products and Services Index. The graph assumes a $100 investment made at the beginning of the respective period and reinvestment of all dividends.

* $100 invested on 12/31/01 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Except as set forth in the footnotes to this table, the following table sets forth information known to the Company with respect to the beneficial ownership of its common stock as of October 15, 2007 for (i) all persons known by the Company to own beneficially more than 5% of its outstanding Common Stock, (ii) each of the Company’s directors, (iii) each Named Executive Officer and (iv) all current directors and executive officers of the Company as a group.

5% Stockholders, Directors and Officers (1)	Shares Beneficially Owned	% of Total (2)
Marr Technologies BV (3)	85,237,834	23.53
Strawinskylaan 1431
1077XX, Amsterdam
The Netherlands
David Khidasheli (4)	75,000,000	19.36
Sheikh Zayed Road
Fairmont Building, # 3104
Dubai, United Arab Emirates
Mohamed Yousif Ahmed Saleh Sulaiman (5)	70,000,000	18.21
P.O. Box 19533
Sharjah, United Arab Emirates
Mohamed Ahmed (6)	55,000,000	14.65
P.O. Box 33280
Dubai, United Arab Emirates
Ahmed Abdalla Deemas Alsuwaidi (7)	50,000,000	13.43
P.O. Box 681
Sharjah, United Arab Emirates
SF Capital Partners Ltd. (8)	27,975,629	7.57
3600 South Lake Drive
St. Francis, WI 53235
Roger I. Gale (9)	25,206,411	7.08
Richard D. Brounstein (10)	11,872,756	3.39
J. Daniel Clark (11)	925,000	*
John J. DiPietro (12)	307,977	*
Jerrold D. Dotson (13)	1,076,377	*
Paul E. Freiman (14)	309,901	*
Theodore R. Gwin (15)	500,000	*
Adel Karas	50,000	*
Julius R. Krevans, M.D.(16)	308,301	*
Ronald L. Mink (17)	567,195	*
Maxim A. Soulimov (18)	200,000	*
All current directors and executive officers as a group (10 persons)	40,823,917	11.11

*	Represents beneficial ownership of less than 1%.

(1)
To the Company’s knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in this table has sole voting and investment power with respect to the shares set forth opposite such person’s name. Except as otherwise indicated, the address of each of the persons in this table is as follows: c/o Calypte Biomedical Corporation, 16290 S.W. Upper Boones Ferry Road, Portland, Oregon 97224.

(2)	Based on 342,405,393 shares outstanding as of October 15, 2007.

(3)
Based on holdings reported in Amendment No. 5 to Schedule 13D dated October 10, 2006 filed with the Commission plus 11,407,058 shares subject to a Secured 8% Convertible Note issued on April 4, 2005 and nine related Notes issued in payment of interest through October 3, 2007, all of which are immediately convertible.. Marat Safin has voting and investment control over shares held by Marr Technologies BV.

(4)	Includes 45,000,000 shares underlying warrants exercisable within 60 days of October 15, 2007.

(5)	Includes 42,000,000 shares underlying warrants exercisable within 60 days of October 15, 2007.

(6)	Includes 33,000,000 shares underlying warrants exercisable within 60 days of October 15, 2007.

(7)	Includes 30,000,000 shares underlying warrants exercisable within 60 days of October 15, 2007.

(8)
Based on holdings reported in Amendment No. 4 to Schedule 13G dated December 31, 2006 filed with the Commission on February 14, 2007 plus shares underlying Secured 8% Convertible Notes issued in payment of interest through October 3, 2007 that are immediately convertible. The Secured 8% Convertible Notes which are immediately convertible and the immediately exercisable warrants contain conversion caps that preclude SF Capital Partners Ltd. From utilizing its exercise rights within 60 days to the extent that it would beneficially own (determined in accordance with Section 13(d) of the Securities Act of 1934) in excess of 9.999% of the Company’s common stock, giving effect to such exercise. Those conversion caps are currently not applicable. Michael A. Roth and Brian J. Stark possess voting and dispositive power over all of the shares owned by SF Capital Partners Ltd.

(9)
Includes 1,050,000 shares underlying options exercisable within 60 days and 12,407,805 shares underlying warrants exercisable within 60 days. Marr Technologies BV, the beneficial owner of 85,237,834 shares of our Common stock was granted the right to nominate two (2) mutually-agreeable candidates for appointment to our Board of Directors pursuant to an August 2003 agreement. Mr. Gale was nominated by Marr and subsequently appointed as a Director on November 15, 2004 upon the recommendation of the Nominating Committee and the approval of our Board of Directors. He was re-elected as a director at the Annual Meeting of Stockholders on June 30, 2005 and December 15, 2006. Mr. Gale disclaims any direct or indirect beneficial ownership of shares held by Marr and does not exercise any control nor does he take part in any investment decisions undertaken by Marr and does not have a direct or indirect pecuniary interest in shares held by Marr.

(10)	Includes 2,257,371 shares underlying options exercisable within 60 days and 5,769,231 shares underlying warrants exercisable within 60 days of October 15, 2007.

(11)	Includes 925,000 shares underlying options exercisable within 60 days of October 15, 2007.

(12)	Includes 307,734 shares underlying options exercisable within 60 days of October 15, 2007.

(13)	Includes 1,055,633 shares underlying options exercisable within 60 days of October 15, 2007.

(14)	Includes 309,901 shares underlying options exercisable within 60 days of October 15, 2007.

(15)	Includes 500,000 shares underlying options exercisable within 60 days of October 15, 2007.

(16)	Includes 307,834 shares underlying options exercisable within 60 days of October 15, 2007.

(17)	Includes 565,278 shares underlying options exercisable within 60 days of October 15, 2007.

(18)
Includes 200,000 shares underlying options exercisable within 60 days of October 15, 2007. Mr. Soulimov was nominated by Marr and subsequently appointed as a director on April 2, 2004 upon the recommendation of the Nominating Committee and the approval of our Board of Directors. He was re-elected as a Director at the annual Meetings of Stockholders held on June 22, 2004, on June 30, 2005 and on December 15, 2006. Mr. Soulimov disclaims any direct or indirect beneficial ownership of shares held by Marr and does not exercise any control nor does he take part in any investment decisions undertaken by Marr and does not have a direct or indirect pecuniary interest in shares held by Marr.

SECTION 16(A) BENEFICIAL OWNERSHIP COMPLIANCE

Section 16(a) of the Exchange Act (“Section 16(a)”) requires our executive officers, directors, and persons who own more than 10% of our common stock (collectively, “Reporting Persons”) to file initial reports of ownership and reports on changes in ownership with the Securities and Exchange Commission. Such Reporting Persons are also required by Securities and Exchange Commission rules to furnish us with copies of all Section 16(a) forms that they file. To our knowledge, based solely on the review of copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2006, we believe that our Reporting Persons complied with all applicable Section 16(a) filing requirements for the fiscal year ended December 31, 2006.

CODE OF BUSINESS CONDUCT

We have adopted a Code of Business Conduct that applies to all of our employees, including our Chief Executive Officer, Chief Financial Officer and other Named Executive Officers, and to the members of our Board of Directors. Our Code of Business Conduct is posted on our website at www.calypte.com.

PROPOSAL TO RATIFY THE APPOINTMENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM
(Proposal 2)

The Audit Committee of the Board has recommended and the Board has appointed the firm of Odenberg Ullakko Muranishi & Co. LLP as the registered independent public accounting firm to audit our financial statements for the fiscal year ending December 31, 2007. OUM has been so engaged since December 24, 2003. The Board recommends that stockholders vote in favor of ratifying such appointment.

Odenberg Ullakko Muranishi & Co. LLP representatives are expected to attend the 2007 Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate stockholder questions.

We are asking our stockholders to ratify the selection of Odenberg Ullakko Muranishi & Co. LLP as our independent registered public accounting firm. Although ratification is not required by our By-Laws or otherwise, the Board is submitting the selection of Odenberg Ullakko Muranishi & Co. LLP to our stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different registered public accounting firm at any time during the year if it determines that such a change would be in our best interests as well as those of our stockholders.

Approval Required

Approval of Proposal 2 requires the affirmative vote of a majority of the outstanding shares of our Common Stock represented and voting at the Annual Meeting.

The Board unanimously recommends a vote FOR the ratification of the appointment of Odenberg Ullakko Muranishi & Co. LLP as the registered independent accounting firm to audit our financial statements for the fiscal year ending December 31, 2007. Proxies solicited by the Board will be so voted unless stockholders specify a different choice in their proxies.

OTHER MATTERS

Deadline for Receipt of Stockholder Proposals for Inclusion in the Company’s Proxy Statement for the 2008 Annual Meeting

Under the rules of the Securities and Exchange Commission, we must receive stockholder proposals submitted for next year’s Proxy Statement by no later than the close of business on February 21, 2008, to be considered. Proposals should be addressed to: Secretary, Calypte Biomedical Corporation, 16290 S.W. Upper Boones Ferry Road, Portland, OR 97224.

Any stockholder who wishes to bring a proposal before the Calypte Biomedical Corporation 2008 Annual Meeting of Stockholders, but does not wish to include it in the Company’s proxy materials, must provide written notice of the proposal to our Secretary, at the above address, by March 21, 2008.

Other Information

We do not know of any matters other than those referred to in the accompanying Notice of Annual Meeting of Stockholders that may properly come before the meeting or other matters incident to the conduct of the meeting. As to any other matter or proposal that may properly come before the meeting, including voting for the election of any person as a director in place of a nominee named herein who becomes unable to serve or for good cause will not serve and voting on a proposal omitted from this Proxy Statement pursuant to the rules of the Securities and Exchange Commission, it is intended that proxies received will be voted in accordance with the discretion of the proxy holders.

There are no matters on the agenda that involve rights of appraisal of a stockholder.

Information Incorporated By Reference

We incorporate by reference all items and matters contained in our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 as filed with the Securities and Exchange Commission

By order of the Board of Directors,

/s/ Roger I. Gale
Roger I. Gale
President and Chief Executive Officer

Portland, Oregon
November 1, 2007

CALYPTE BIOMEDICAL CORPORATION
16290 S.W. UPPER BOONES FERRY ROAD
PORTLAND, OREGON 97224

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints ROGER I. GALE and JERROLD D. DOTSON, and each of them, with full power of substitution, as the proxy or proxies of the undersigned to vote all shares of Common Stock of Calypte Biomedical Corporation which the undersigned is entitled to vote at the annual meeting of stockholders of Calypte Biomedical Corporation to be held at the Embassy Suites Hotel - Portland Washington Square, 9000 S. W. Washington Square Road, Tigard, OR 97223 on Thursday, December 6, 2007, at 11:00 AM local time, and at any adjournments or postponements thereof, with all powers that the undersigned would have if personally present thereat:

(CONTINUED ON OTHER SIDE)

/*\ FOLD AND DETACH HERE /*\

Please mark your votes as this	☒

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

		FOR all nominees (except as marked to the contrary below)		WITHHOLD AUTHORITY to vote for all nominees listed below
1.	Election of Directors Roger I. Gale; John J. DiPietro; Paul E. Freiman; Adel Karas, Julius R. Krevans, M.D.; and Maxim A. Soulimov. (The Board of Directors recommends a vote FOR.)	☐		☐

This proxy will be voted in the election of directors in the manner described in the proxy statement for the 2007 annual meeting of stockholders. (INSTRUCTION: To withhold authority to vote for one or more individual nominees, write such name or names in the space provided to the right.)

2.
Proposal to ratify the appointment of Odenberg Ullakko Muranishi & Co. LLP as the registered independent public accounting firm to audit the Company’s financial statements for the fiscal year ending December 31, 2007.
(The Board of Directors recommends a vote FOR.)
		FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting and at any adjournment or postponement thereof.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature of Stockholder____________________ Signature if held jointly ___________________ Dated: ________, 2007

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person.